Exhibit 99.1

Wilshire Bancorp, Inc.

CONTACT INFORMATION:

Alex Ko, EVP & CFO - (213) 427-6560

www.wilshirebank.com

Wilshire Bancorp Announces Repurchase of

TARP Warrant from United States Department of the Treasury

LOS ANGELES (June 20, 2012) — Wilshire Bancorp, Inc. (NASDAQ: WIBC), the holding company (the “Company”) of Wilshire State Bank, announced today that it has repurchased the warrant (the “Warrant”) to purchase 949,460 shares of common stock of the Company that was issued to the United States Department of the Treasury (the “Treasury”) as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program. The Warrant was repurchased at a mutually agreed upon price of $760,000.  Settlement of the repurchase of the Warrant occurred on June 20, 2012. Following the settlement of the TARP Warrant today, the Treasury has no remaining equity stake in Wilshire Bancorp.

“We are pleased to complete our exit from the TARP program,” said Jae Whan (J.W.) Yoo, President and Chief Executive Officer of Wilshire Bancorp.  “We believe our ability to retire the TARP preferred stock and Warrant reflects the strong capital and liquidity position we have built and our confidence in the health of the bank going forward.”

COMPANY INFORMATION

Headquartered in Los Angeles, Wilshire State Bank operates 24 branch offices in California, Texas, New Jersey and New York, and eight loan production offices in Dallas and Houston, TX, Atlanta, GA, Aurora, CO, Annandale, VA, Fort Lee, NJ, Newark, CA, and Bellevue, WA, and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area.

FORWARD-LOOKING STATEMENTS

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. Any financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and are subject to change. The information in this press release speaks only as of the date of this release and Wilshire Bancorp specifically disclaims any duty to update the information in this press release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

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